Exhibit 10.4

TAX RECEIVABLE AGREEMENT

among

SIGNIFY HEALTH, INC.,

CURE TOPCO, LLC,

and

THE PERSONS NAMED HEREIN

Dated as of [    ], 2021

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	28
Section 7.12 Confidentiality	28
Section 7.13 Change in Law	28
Section 7.14 Partnership Agreement	28

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [    ], 2021, is hereby entered into by and among Signify Health, Inc., a Delaware corporation (the “Corporate Taxpayer”), Cure TopCo, LLC, a Delaware limited liability company (“OpCo”), each of the undersigned parties and each of the other persons from time to time party hereto (each a “TRA Party” and together the “TRA Parties”).

WHEREAS, OpCo is treated as a partnership for U.S. federal income tax purposes and the Corporate Taxpayer is classified as an association taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, following certain reorganization transactions undertaken prior to the IPO (defined below), including a recapitalization of all of the membership interests in OpCo into one class of common units (the “Common Units”), certain TRA Parties hold Common Units;

WHEREAS, on and after the date hereof, pursuant to Section 10.01 of the LLC Agreement, certain TRA Parties have the right, in their sole discretion, from time to time to require OpCo to redeem (a “Redemption”) all or a portion of such TRA Party’s Common Units for cash or, at the Corporate Taxpayer’s option, shares of Class A common stock, $0.01 par value per share, of the Corporate Taxpayer (the “Class A Common Stock”); provided that, pursuant to Section 10.03 of the LLC Agreement and at the election of the Corporate Taxpayer, the Corporate Taxpayer may effect a direct exchange (a “Direct Exchange,” and together with a Redemption, the AIV Contribution and any purchase (as determined for U.S. federal income tax purposes) of Common Units by the Corporate Taxpayer or one of its wholly-owned Subsidiaries from a TRA Party, an “Exchange”) of such cash or shares of Class A Common Stock for such Common Units;

WHEREAS, OpCo and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below), which elections are intended generally to result in an adjustment to the tax basis of the assets owned by OpCo (solely with respect to the Corporate Taxpayer) at the time of an Exchange (such time, the “Exchange Date”) by reason of such Exchange and at the time of receipt of certain payments under this Agreement;

WHEREAS, New Remedy Corp., a Delaware corporation (“New Remedy”) , THV COH Blocker Corp., a Delaware corporation and New Mountain Partners V Special (AIV-C), LLC, a Delaware limited liability company, (each a “Blocker Company” and collectively, the “Blocker Companies”) are taxable as corporations for U.S. federal income tax purposes;

WHEREAS, each Blocker Company will merge with and into the Corporate Taxpayer or a subsidiary of the Corporate Taxpayer (each, a “Merger”), and as a result of such Merger the Corporate Taxpayer will be entitled to utilize certain Blocker Tax Attributes attributable to such Blocker Company;

WHEREAS, certain Options to purchase New Remedy Shares granted prior to the Mergers pursuant to the New Remedy Amended and Restated 2019 Equity Incentive Plan or the New Remedy Amended and Restated 2012 Equity Incentive Plan will, in connection with the Mergers, convert into a stock option to purchase shares of Class A Common Stock and shall not, for the avoidance of doubt, be exercised before or in connection with the Mergers or the IPO;

WHEREAS, as a result of the Mergers, as well as the contribution by New Mountain Partners V (AIV-C), L.P., a Delaware limited partnership, of Common Units to the Corporate Taxpayer immediately following the Mergers (the “AIV Contribution”), the Corporate Taxpayer may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Exchange Basis with respect thereto;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Tax Attributes (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Tax Attributes on the actual liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer for such Taxable Year, and calculated assuming that Subsequently Acquired TRA Attributes do not exist.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732 and 1012 of the Code and the Treasury Regulations promulgated thereunder (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 754 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, OpCo remains in existence as a partnership for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of (i) an Exchange and (ii) the payments made pursuant to this Agreement to the TRA Party that effected such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer or OpCo, as applicable, in each state or local jurisdiction in which the Corporate Taxpayer or OpCo, as applicable, files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of: (i) the apportionment factor on the income or franchise Tax Return filed by the Corporate Taxpayer or OpCo, as applicable, in such jurisdiction for such Taxable Year, and (ii) the maximum applicable corporate tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate tax rates in effect in such states in such Taxable Year are 6% and 5%, respectively and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 5.6% (i.e., 6% times 60% plus 5% times 40%).

“Blocker Company” is defined in the recitals to this Agreement.

“Blocker Tax Attributes” means (i) the share of Tax basis (including under Sections 734(b), 743(b) and 754 of the Code and Section 1.743-1(h) of the Treasury Regulations and, in each case, the comparable sections of U.S. state and local tax law) of the Reference Assets that is amortizable under Section 197 of the Code or that is otherwise amortizable or depreciable for U.S. federal income tax purposes attributable to the Common Units acquired by the Corporate Taxpayer from the Blocker Companies in the Mergers (“Blocker Transferred Basis”) and (ii) net operating losses (and carryforwards thereof), capital losses (and carryforwards thereof), disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of the Blocker Companies relating to taxable periods ending on or prior to the IPO Date (such taxable periods, the “Pre-IPO Tax Period” and such attributes, the “Pre-IPO NOLs”). Notwithstanding the foregoing, the term “Pre-IPO NOL” shall not include any Tax attribute of a Blocker Company that is used to offset Taxes of such Blocker Company, if such offset Taxes are attributable to taxable periods (or portion thereof) ending on or prior to the date of the Merger.

“Blocker Refunds” means refunds of Taxes actually received by the Corporate Taxpayer (net of any Taxes imposed with respect thereto and other out-of-pocket costs or expenses incurred by the Corporate Taxpayer in connection with such refunds) in respect of Taxes paid by a Blocker Company in a Pre-IPO Tax Period to the extent such refunds do not result from the use of the Corporate Taxpayer’s Tax assets attributable to a post-IPO taxable period which, for the avoidance of doubt, are not Tax Attributes.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” shall have the meaning ascribed to such term in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer and (y) any TRA Party or any of its Affiliates who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii) the following individuals cease to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means a per annum rate of the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 150 basis points.

“Exchange” is defined in the recitals to this Agreement.

“Exchange Basis” means Tax basis (including under Sections 734(b), 743(b) and 754 of the Code and Section 1.743-1(h) of the Treasury Regulations and, in each case, the comparable sections of U.S. state and local tax law) of the Reference Assets that is amortizable under Section 197 of the Code or that is otherwise amortizable or depreciable for U.S. federal income tax purposes as of immediately prior to an Exchange that is allocable to the Common Units being exchanged by a TRA Party and acquired by the Corporate Taxpayer in connection with the relevant Exchange which, for the avoidance of doubt, shall not include any Blocker Transferred Basis. For the avoidance of doubt, the amount of any Exchange Basis as of immediately prior to an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

“Exchange Date” is defined in the recitals to this Agreement.

“Governmental Authority” has the meaning set forth in the LLC Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to U.S. federal income Taxes imposed on OpCo and allocable to the Corporate Taxpayer, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return and the relevant OpCo Tax Return, but (v) using the Non-Stepped Up Tax Basis, Non-Exchange Basis and Non-Blocker Transferred Basis as reflected on the applicable Attribute Schedule, including amendments thereto, for the Taxable Year, (w) excluding any deduction attributable to Pre-IPO NOLs and any deductions in respect of payments made under this Agreement to Optionholders and SEU Holders for the Taxable Year, (x) excluding any deduction attributable to Imputed Interest for the Taxable Year, (y) deducting the Hypothetical Other Tax Liability (rather than any amount for state, local or foreign tax liabilities) for such Taxable Year to the extent state and local taxes are deductible for the applicable entity and (z) without taking into account the carryforward or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of any of the Tax Attributes. Furthermore, the Hypothetical Federal Tax Liability shall be calculated assuming that Subsequently Acquired TRA Attributes do not exist.

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (y) thereof) multiplied by the Blended Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IPO” means the initial public offering of Class A Common Stock of the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall (as determined by the Corporate Taxpayer to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and OpCo, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of OpCo, dated as of the date hereof.

“Market Value” shall mean the closing price of the Class A Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Common Stock on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A

Common Stock is not then listed on a national securities exchange or interdealer quotation system, the Market Value shall mean the cash consideration paid for Class A Common Stock, or the fair market value of the other property delivered for Class A Common Stock, as determined by the Board in good faith.

“Merger” is defined in the recitals to this Agreement.

“New Remedy Shares” means shares of Class A common stock, par value $0.001 per share, of New Remedy.

“Non-Blocker Transferred Basis” means, with respect to any Reference Asset that has Blocker Transferred Basis at the time of the Mergers, the Tax basis that such Reference Asset would have had if the Blocker Transferred Basis at the time of the Mergers was equal to zero.

“Non-Exchange Basis” means with respect to any Reference Asset that has Exchange Basis as of immediately prior to an Exchange, the Tax basis that such Reference Asset would have had if the Exchange Basis of such Reference Asset as of immediately prior to such Exchange was equal to zero.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Option” means a stock option to purchase New Remedy Shares granted prior to the Mergers pursuant to the New Remedy Amended and Restated 2019 Equity Incentive Plan or the New Remedy Amended and Restated 2012 Equity Incentive Plan and, in connection with the Mergers, converted into a stock option to purchase shares of Class A Common Stock.

“Option Shares” means the number of shares of Class A Common Stock subject to the Options outstanding as of immediately after the Mergers.

“Optionholder” means a holder of an Option.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer or distribution in respect of one or more Common Units (i) that occurs prior to an Exchange of such Common Units, and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of (i) the Hypothetical Tax Liability (ii) over the Actual Tax Liability plus any amounts previously included in the definition of Blocker Refunds that are required to be repaid to the applicable

Taxing Authority. If all or a portion of the amounts specified in clause (ii) of the foregoing sentence for such Taxable Year arise as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of (i) the Actual Tax Liability plus any amounts previously included in the definition of Blocker Refunds that are required to be repaid to the applicable Taxing Authority over (ii) the Hypothetical Tax Liability. If all or a portion of the amounts specified in clause (i) of the foregoing sentence for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any asset (including for this purpose any items of deferred revenue and any adjustments under Section 481 of the Code) that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange, including any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“SEU” means a synthetic equity unit of OpCo granted pursuant to the Cure TopCo, LLC Synthetic Equity Plan and converted into a synthetic Common Unit pursuant to the Cure TopCo, LLC Amended and Restated Synthetic Equity Plan.

“SEU Holder” means a holder of an SEU.

“Sharing Percentage” means:

(i) with respect to a TRA Party that held Common Units and/or SEUs prior to the Mergers, a fraction expressed as a percentage equal to (x) the number of Common Units and SEUs directly held by such TRA Party immediately prior to the Mergers divided by (y) the sum of (1) the aggregate SEUs and (2) the number of issued and outstanding Common Units immediately prior to the Mergers (the sum of (1) and (2), the “Total Units”);

(ii) with respect to a TRA Party that held stock of a Blocker Company prior to the Mergers, a fraction expressed as a percentage equal to (a)(x) the number of shares of Class A Common Stock of the Corporate Taxpayer held by such TRA Party immediately after the Mergers divided by (y) the total number of shares of Class A Common Stock received by all shareholders of such Blocker Company as consideration in the Merger with respect to such Blocker Company and the aggregate number of Option Shares, if any, in respect of such Blocker Company, multiplied by (b)(x) the number of Common Units held by such Blocker Company immediately prior to the Mergers divided by (y) the Total Units;

(iii) with respect to a TRA Party that was an Optionholder prior to the Mergers, a fraction expressed as a percentage equal to (a)(x) the number of Option Shares subject to an Option held by such TRA Party immediately after the Mergers divided by (y) the sum of (1) the total number of shares of Class A Common Stock received by all shareholders of New Remedy as consideration in the Mergers in respect of stock of New Remedy and (2) the aggregate number of Option Shares multiplied by (b)(x) the number of Common Units held by New Remedy immediately prior to the Mergers divided by (y) the Total Units; provided that with respect to each Payment Date, the Sharing Percentage of each Optionholder shall be adjusted such that (A) the Optionholder shall not be entitled to a Tax Benefit Payment with respect to the portion of an Option that has vested but not been exercised and (B) the Sharing Percentage of each other TRA Party that held stock of New Remedy or that was an Optionholder prior to the Mergers shall be increased accordingly in the reasonable determination of the Corporate Taxpayer such that the total Sharing Percentage with respect to each Taxable Year aggregates to 100%.

In the event that any SEUs or unvested Common Units outstanding as of immediately prior to the Mergers are later forfeited by the holders thereof, the Sharing Percentage shall be redetermined in good faith by the Corporate Taxpayer as if such SEUs or unvested Common Units, as applicable, were not outstanding as of immediately prior to the Mergers and (i) the relative Sharing Percentages of each other TRA Party shall be increased such that the total Sharing Percentage with respect to all TRA Parties aggregates to 100% and (ii) the Corporate Taxpayer shall make appropriate adjustments and payments to the TRA Parties as necessary to equitably administer this Agreement.

“Subsequently Acquired TRA Attributes” means any net operating losses or other tax attributes to which any of the Corporate Taxpayer, OpCo or any entity in which they hold a direct or indirect equity interest become entitled as a result of a transaction (other than any Exchanges) after the IPO Date to the extent such net operating losses and other tax attributes are subject to a tax receivable agreement (or comparable agreement) entered into by the Corporate Taxpayer or any of its Affiliates pursuant to which the Corporate Taxpayer is obligated to pay over amounts with respect to tax benefits resulting from such net operating losses or other tax attributes.

“Subsidiaries” shall have the meaning ascribed to such term in the LLC Agreement.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporate Taxpayer that is (i) treated as a corporation for U.S. federal income tax purposes and (ii) a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code with respect to which the Corporate Taxpayer is a member.

“Tax Attributes” means collectively (i) Blocker Tax Attributes, (ii) Basis Adjustments, (iii) Exchange Basis, (iv) deductions in respect of payments made under this Agreement to Optionholders and SEU Holders and (v) Imputed Interest.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable, ending on or after the IPO Date (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party Representative” means New Mountain Partners V (AIV-C), LP.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Tax Attributes during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available,

(2) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and Tax Attributes will be deemed to offset income of the Corporate Taxpayer at the highest marginal federal and relevant state and local income tax rates applicable to a corporation in such Taxable Year and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in such Taxable Year,

(3) any loss or credit carryforwards generated by deductions arising from Tax Attributes that are available as of such Early Termination Date will be utilized by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date thereof or, if there is no such scheduled expiration date, the twentieth anniversary of the generation of such loss or credit carryforwards,

(4) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth anniversary of the applicable Exchange (in the case of Basis Adjustments and Exchange Basis) or the IPO Date (in the case of Blocker Tax Attributes) for an amount sufficient to fully utilize the adjusted basis of such assets, including any adjustments under Sections 734 and 743 of the Code (and, in each case, the comparable sections of U.S. state and local tax law); provided, that in the event of a Change of Control that includes the sale of such asset (or the sale of equity interests in a partnership or disregarded entity for U.S. federal income tax purposes that directly or indirectly owns such asset), such non-amortizable assets shall be disposed of at the time of the direct or indirect sale of the relevant asset in such Change of Control (if earlier than such fifteenth anniversary of the IPO Date) for such price;

(5) any Subsidiary Stock will be deemed never to be disposed of, and

(6) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed to be Exchanged for the product of (i) the Market Value of the Class A Common Stock on the Early Termination Date and (ii) the number of shares of Class A Common Stock that would be transferred in respect of such Common Unit if the Exchange occurred on the Early Termination Date.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accrued Remaining Payments	3.05(b)
Advance Payment	3.01(b)
Agreement	Preamble
AIV Contribution	Recitals
Amended Schedule	Recitals
Attributable	3.05(a)
Attributable Payments	3.05(a)
Attribute Schedule	2.01
Code	Recitals
Common Units	Recitals
Corporate Taxpayer	Preamble
Dispute	7.03(a)
Early Termination Effective Date	4.02
Early Termination Notice	4.02
Early Termination Payment	4.03(b)
Early Termination Schedule	4.02
e-mail	7.01
Exchange Date	Recitals
Expert	7.09
Interest Amount	3.01(b)
Material Objection Notice	4.02
Net Tax Benefit	3.01(b)
Objection Notice	3.02(a)
OpCo	Recitals

Term	Section
Reconciliation Dispute	7.09
Reconciliation Procedures	2.03(a)
Remaining Payment	3.05(b)
Senior Obligations	5.01
Tax Benefit Payment	3.01(b)
Tax Benefit Schedule	2.02(a)
Tentative TRA Payment	3.05(a)
TRA Party	Preamble
Unblocked Holder	3.05

(c) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Adjustment. Within 150 calendar days after the filing of the U.S. federal Corporate Taxpayer Return for each relevant Taxable Year, the Corporate Taxpayer shall deliver to the TRA Party Representative a schedule (the “Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, if any, (ii) the Basis Adjustments with respect to the Reference Assets as a result of each Exchange effected in such Taxable Year, (iii) the amount of Blocker Tax Attributes available to the Corporate Taxpayer in such Taxable Year and the period (or periods) over which Blocker Tax Attributes are usable, (iv) the Exchange Basis of the Reference Assets, if any, (v) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (vi) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02 Realized Tax Benefit and Realized Tax Detriment.

(a) Tax Benefit Schedule. Within 150 calendar days after the filing of the U.S. federal Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment or in which a Blocker Refund was received, the Corporate Taxpayer shall provide to the TRA Party Representative a schedule showing, in reasonable detail, the amount of any Blocker Refunds received in such Taxable Year and the calculation of the Realized Tax Benefit or Realized Tax Detriment and the Sharing Percentage of each TRA Party for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology and, for the avoidance of doubt, is not intended to take into account, and shall be interpreted in a manner that avoids taking into account, any Tax Attribute more than once. For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Common Units acquired in an Exchange. Carryforwards or carrybacks of any Tax item attributable to any Tax Attribute shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryforwards or carrybacks of the relevant type. If a carryforward or carryback of any Tax item includes a portion that is attributable to a Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

(c) Intended Tax Treatment. It is intended that:

(i) Each Exchange shall give rise to Basis Adjustments (except that the AIV Contribution is intended to be treated as transaction governed by Section 351 of the Code);

(ii) Tax Benefit Payments (other than Tax Benefit Payments treated as Imputed Interest thereon) made to (x) a TRA Party that held stock of a Blocker Company prior to the Mergers in respect of such TRA Party’s interest in such Blocker Company or (y) New Mountain Partners V (AIV-C), L.P. in respect of the Common Units contributed to the Corporate Taxpayer in the AIV Contribution shall (A) be treated as other property or money received by reason of the Mergers or AIV Contribution under Section 351 and/or Section 356 of the Code and (B) not be treated as a payment that has the effect of a distribution of a dividend in excess of such TRA Party’s “ratable share of the undistributed earnings and profits” (within the meaning of Treasury Regulations Section 1.356-a(c)(1)) of the applicable Blocker Company as of the date of the Mergers; and

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(iii) Tax Benefit Payments, including payments described in Section 3.05, (other than Tax Benefit Payments treated as Imputed Interest thereon) made to a TRA Party that directly holds Common Units that were acquired by the Corporate Taxpayer pursuant to an Exchange (other than the AIV Contribution) shall be treated as additional consideration in respect of such Exchange.

The parties will not take any position on a Tax Return, audit, examination or other proceeding inconsistent with any of the intended tax treatment described in this Section 2.02(c) except upon an applicable contrary final Determination.

Section 2.03 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver schedules and work papers, as determined by the Corporate Taxpayer or requested by the TRA Party Representative, providing reasonable detail regarding the preparation of the Schedule and (y) allow the TRA Party Representative reasonable access to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to the TRA Party Representative a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to the TRA Party Representative the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, as well as any other work papers or other additional information as determined by the Corporate Taxpayer or requested by the TRA Party Representative, provided that the Corporate Taxpayer shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. An applicable Schedule or amendment thereto shall become final and binding on all of the TRA Parties and the Corporate Taxpayer thirty (30) calendar days from the first date on which the TRA Party Representative has received the applicable Schedule or amendment thereto unless the TRA Party Representative (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the TRA Party Representative and the Corporate Taxpayer for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”).

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(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Attribute Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the TRA Party Representative within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Within five (5) Business Days after the Tax Benefit Schedule with respect to a Taxable Year delivered to the TRA Party Representative becomes final in accordance with Section 2.03(a), the Corporate Taxpayer shall pay to each TRA Party for such Taxable Year the Tax Benefit Payment in the amount determined pursuant to Section 3.01(b). Each such Tax Benefit Payment to a TRA Party (including any Advance Payment) shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including federal estimated income tax payments. Notwithstanding the foregoing, any Tax Benefit Payment made to a TRA Party that is an Optionholder or SEU Holder shall be made by the Corporate Taxpayer through the applicable payroll process of the Corporate Taxpayer or one of its Affiliates.

(i) Notwithstanding any provision of this Agreement to the contrary, any TRA Party that is a holder of Common Units may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such TRA Party in respect of any such Exchange to a specified percentage of the amount equal to the sum of (A) the cash, excluding any Tax Benefit Payments, and (B) the Market Value of the Class A Shares received by such TRA Party on such Exchange (or such other limitation selected by the TRA Party and consented to by the Corporate Taxpayer, which consent shall not be unreasonably withheld). The TRA Party shall exercise its rights under the preceding sentence by notifying the Corporate Taxpayer in writing of its desire to impose such a limit and the specified percentage (or such other limitation selected by the TRA Party) and such other details as may be necessary (including whether such limit includes the Imputed Interest in respect of any such Exchange) in such manner and at such time (but in no event later than the date of any such Exchange) as reasonably directed by the Corporate Taxpayer; provided, however, that, in the absence of such direction, the TRA Party shall give such written notice in the same manner as is required by Section 7.01 of this Agreement contemporaneously with TRA Party’s notice to the Corporate Taxpayer of the applicable Exchange.

(b) A “Tax Benefit Payment” means, with respect to each TRA Party, an amount, not less than zero, equal to such TRA Party’s Sharing Percentage of the sum of the amount of the Net Tax Benefit and any related Interest Amount, subject to Sections 3.04 and 3.05. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.03(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to 85% of the sum of (i) the excess, if any, of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of Tax Benefit Payments previously made under this Section 3.01 (excluding payments attributable to Interest Amounts) and, without duplication, the Advance Payments previously made under this Section 3.01 (excluding any portion of Advance Payments in respect of anticipated Interest Amounts); and (ii) the amount of Blocker Refunds received by the Corporate Taxpayer in the relevant Taxable Year; provided, for the avoidance of doubt, that a TRA Party shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the amount calculated pursuant to clause (i) of the definition of Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the date such amounts of Net Tax Benefit are paid, including for the avoidance of doubt, Advance Payments. “Advance Payments” in respect of a TRA Party for a Taxable Year means the payments made by the Corporate Taxpayer to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year (which, if made, shall be treated as Tax Benefit Payments for purposes of this Agreement). The Corporate Taxpayer shall be entitled at its option to make Advance Payments; provided that, if the Corporate Taxpayer makes Advance Payments, it shall make Advance Payments to all parties eligible to receive payments under this Agreement with respect to a particular Taxable Year in proportion to their respective amount of anticipated payments under this Agreement in respect of such Taxable Year (after giving effect to Section 3.05).

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03 Pro Rata Payments.

(a) Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer’s reduction in Tax liability as a result of the Tax Attributes under this Agreement is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the Tax benefit for the Corporate Taxpayer shall be allocated among the TRA Parties pro rata (in proportion to the respective amounts of Tax Benefit Payments that would have been determined under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation).

(b) After taking into account Section 3.03(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) the Corporate Taxpayer shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.01(a) of this Agreement (taking into account Section 3.03(a) and (b), but excluding payments attributable to Interest Amounts) in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.01(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer shall pay the amount of such TRA Party’s foregone payments to the other TRA Parties in a manner such that each of the other TRA Parties, to the maximum extent possible, shall have received aggregate payments under Section 3.01(a) of this Agreement (excluding payments attributable to Interest Amounts) in the amount it would have received if there had been no excess payment to such TRA Party.

Section 3.04 Payments to Optionholders. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, in no event shall any Tax Benefit Payment be made to an Optionholder with respect to those Option Shares that are subject to that portion of an Option that has vested as of the applicable Payment Date in accordance with the terms of the award agreement pursuant to which the Option was granted to the Optionholder but has not been exercised.

Section 3.05 Payments to TRA Parties that hold Common Units. The following rules shall apply to amounts payable pursuant to this Agreement, notwithstanding anything to the contrary, with respect to any TRA Party that holds Common Units on the date hereof (excluding payments pursuant to this Agreement with respect to Common Units contributed to the Corporate Taxpayer in the AIV Contribution) (an “Unblocked Holder”).

(a) On any Payment Date that amounts are payable to an Unblocked Holder, determined without giving effect to this Section 3.05, (the “Tentative TRA Payment” for such Unblocked Holder as of such date), the Corporate Taxpayer will (i) determine the portion, if any, of any such amount that is Attributable to Common Units that have been Exchanged by such Unblocked Holder (the “Attributable Payments” for such Unblocked Holder as of such date) and (ii) pay the Attributable Payments to such Unblocked Holder. For this purpose, a Net Tax Benefit is “Attributable” to Common Units that have been Exchanged by a TRA Party to the extent that it is derived from Exchange Basis or Basis Adjustments with respect to such Common Units (including Imputed Interest with respect to such amounts).

(b) The excess, if any, of the amount of the Tentative TRA Payment to an Unblocked Holder as of a Payment Date over the amount of the Attributable Payments made to an Unblocked Holder as of such date will be subdivided as follows and is referred to as the

“Remaining Payment” of such Unblocked Holder as of such date. The Corporate Taxpayer shall then pay (at the same time as the Attributable Payments and other Tax Benefit Payments payable with respect to the applicable Taxable Year) to such Unblocked Holder an amount equal to the product of (i) the Remaining Payment of any Unblocked Holder as of such date and (ii) a fraction the numerator of which is the number of Common Units such Unblocked Holder has Exchanged through such date and the denominator of which is the number of Common Units such Unblocked Holder held as of immediately prior to the IPO. The Corporate Taxpayer shall then in good faith establish (or increase) a reserve with respect to such Unblocked Holder in the amount of the excess of the Remaining Payment of such Unblocked Holder as of such date over the amount paid to such Unblocked Holder pursuant to the preceding sentence in lieu of paying such amount to such Unblocked Holder pursuant to this Agreement (the “Accrued Remaining Payments” of an Unblocked Holder as of such date).

(c) At any time that an Unblocked Holder Exchanges Common Units, the Corporate Taxpayer shall pay to such Unblocked Holder (in addition to any amounts otherwise payable to such Unblocked Holder pursuant to this Agreement or the LLC Agreement) an amount equal to the product of (x) the then remaining balance of the Accrued Remaining Payments of such Unblocked Holder as of such date and (y) a fraction the numerator of which is the number of Common Units such Unblocked Holder Exchanged at such time and the denominator of which is the number of Common Units such Unblocked Holder held as of immediately prior to such Exchange.

(d) By way of example: (i) if an Unblocked Holder as of an applicable Payment Date (before giving effect to this Section 3.05) has Exchanged 10 out of 100 of its Common Units and the Remaining Payments for the Unblocked Holder as of such date is $50, such Unblocked Holder is entitled on such date to any Attributable Payments for such Unblocked Holder as of such date and 10% of any Remaining Payments as of such date ($5), and the Corporate Taxpayer will fund the balance of Remaining Payments ($45) for such Unblocked Holder into a reserve and such amounts will become Accrued Remaining Payments; and (ii) if such Unblocked Holder Exchanges an additional 10 out of 90 of its remaining Common Units on a subsequent date, such Unblocked Holder will immediately receive from the Corporate Taxpayer pursuant to this Section 3.05 an additional amount equal to $5 (one-ninth of $45) in addition to any consideration otherwise payable to such Unblocked Holder pursuant to this Agreement or the LLC Agreement.

(e) Section 3.05 shall not limit payments with respect to a former shareholder or Optionholder of a Blocker Company, SEU Holders or with respect to Common Units contributed to the Corporate Taxpayer in the AIV Contribution. For purposes of this Section 3.05, the AIV Contribution shall not be considered an Exchange.

ARTICLE IV

TERMINATION

Section 4.01 Termination, Early Termination and Breach of Agreement.

(a) Unless terminated earlier pursuant to Section 4.01(b) or Section 4.01(c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any TRA Party retaining an interest in the Corporate Taxpayer or OpCo (or any successor thereto).

(b) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties at any time by paying to each TRA Party its Sharing Percentage of the Early Termination Payment; provided, however, that this Agreement shall only terminate pursuant to this Section 4.01(b) upon the receipt of the Early Termination Payment by all TRA Parties; and provided, further, that the Corporate Taxpayer may withdraw any notice to exercise its termination rights under this Section 4.01(b) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer in accordance with this Section 4.01(b), neither the TRA Parties nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (1) Tax Benefit Payment agreed to by the Corporate Taxpayer and the TRA Party Representative as due and payable but unpaid as of the Early Termination Notice and (2) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes the Early Termination Payment pursuant to this Section 4.01(b), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(c) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and the TRA Party Representative as due and payable but unpaid as of the date of a breach and any payment subject to a Dispute (following final resolution of such Dispute in connection with Section 7.03), and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach, in each case including any interest or other amounts with respect thereto; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the TRA Party Representative shall be entitled to elect for the TRA Parties receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this Agreement when due to the extent the Corporate Taxpayer has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing OpCo or any other Subsidiaries to distribute or lend funds for such payment); provided that the interest provisions of Section 5.02 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by debt agreements to which the Corporate Taxpayer or any of its Subsidiaries is a party, in which case Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that the Corporate Taxpayer shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporate Taxpayer has, and to the extent the Corporate Taxpayer has, sufficient funds to make such payment, and the failure of the Corporate Taxpayer to do so shall constitute a breach of this Agreement. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, the Corporate Taxpayer shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

(d) In the event of a Change of Control, the Corporate Taxpayer shall provide at least 20 days’ prior written notice of such Change of Control to the TRA Parties and the TRA Party Representative shall have the option, upon written notice to the Corporate Taxpayer, to cause acceleration of all obligations hereunder, which shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include (1) the Early Termination Payments calculated as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control and any payment subject to a Dispute (following final resolution of such Dispute in connection with Section 7.03), and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control, in each case including any interest or other amounts with respect thereto. Procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.

Section 4.02 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.01(b) above, the Corporate Taxpayer shall deliver to the TRA Party Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on the TRA Parties thirty (30) calendar days from the first date on which the TRA Party Representative has received such Schedule or amendment thereto unless the TRA Party Representative (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such thirty (30) calendar day date as modified, if at all, by clauses (i) or (ii), the “Early Termination Effective Date”). If the Corporate Taxpayer and the TRA Party Representative, for

any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures.

Section 4.03 Payment upon Early Termination.

(a) Within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to such TRA Party’s Sharing Percentage of the Early Termination Payment . Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to any TRA Party under this Agreement shall rank (i) subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), (ii) senior in right of payment to any principal, interest or other amounts due and payable in respect of a tax receivable agreement entered into after the date hereof and (iii)pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 5.02 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to a TRA Party when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable, subject to Section 4.01(c).

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall (i) notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate

Taxpayer or OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Party under this Agreement, (ii) provide to the TRA Party Representative reasonable opportunity to provide information and other input (at the TRA Party Representative’s own expense) to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of (but, for the avoidance of doubt the TRA Party Representative may not control) any such portion of such audit and (iii) consider in good faith any input or comments timely provided to the Corporate Taxpayer by the TRA Party Representative; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02 Consistency. The Corporate Taxpayer, the TRA Party Representative and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including the Tax Attributes and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. Any dispute as to required Tax or financial reporting shall be subject to Section 7.09.

Section 6.03 Cooperation. Each of the Corporate Taxpayer and each TRA Party shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the applicable TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03. The Corporate Taxpayer shall use commercially reasonable efforts to obtain any available Blocker Refunds and shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of the TRA Party Representative, take any action that has the primary purpose of avoiding the use of or reducing utilization of Tax Attributes available to it.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

800 Connecticut Avenue

Norwalk, CT 06854

Attention: Chief Executive Officer or Chief Financial and Administrative Officer

E-mail:

With copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Shane Tintle William Curran

E-mail:

If to the TRA Party Representative, to:

[                    ]

If to the TRA Parties, to the address, facsimile number or e-mail address specified for such party on the Member Schedule to the LLC Agreement or if such TRA Party is not identified on the Member Schedule, to the address, facsimile number or e-mail address otherwise provided by such TRA Party to the Corporate Taxpayer and TRA Party Representative.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.02 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

(b) A TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form of Exhibit A, agreeing to become a “TRA Party” for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that a TRA Party’s rights under this Agreement shall be assignable by such TRA Party under the procedure in this Section 7.02(b) regardless of whether such TRA Party continues to hold any interests in OpCo or the Corporate Taxpayer or has fully transferred any such interests.

Section 7.03 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.09, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.03 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such TRA Party of any such service of process, shall be deemed in every respect effective service of process upon such TRA Party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE OR, IF SUCH COURT DECLINES JURISDICTION, THE COURTS OF THE STATE OF DELAWARE SITTING IN WILMINGTON, DELAWARE, AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE SITTING IN WILMINGTON, DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.03, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.03 and such parties agree not to plead or claim the same.

Section 7.04 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.05 Entire Agreement. This Agreement and the other Reorganization Documents (as such term is defined in the LLC Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.

Section 7.06 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.07 Amendment. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and by the TRA Party Representative; provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Persons will or may receive under the Tax Receivable Agreements unless all such Persons disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 7.09 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 3.01(b), 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party

Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer, except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert substantially adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Party in respect of whom such withholding was made. To the extent that any payment to a TRA Party pursuant to this Agreement is not reduced by such deductions or withholdings, such TRA Party shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of United States state, local or non-U.S. tax law.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality. Section 13.11 (Confidentiality) of the LLC Agreement as of the date of this Agreement shall apply to any information of the Corporate Taxpayer provided to the TRA Parties and their assignees pursuant to this Agreement.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the Corporate Taxpayer or such TRA Party or any direct or indirect owner of a TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided, that such amendment shall not result in an increase in payments under this Agreement to such TRA Party at any time as compared to the amounts and times of payments that would have been due to such TRA Party in the absence of such amendment.

Section 7.14 TRA Party Representative.

(a) By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted and appointed the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement. A decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each

TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

(b) If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.14(b), it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

Section 7.15 Partnership Agreement. This Agreement, inasmuch as it applies to holders of Common Units, shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

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IN WITNESS WHEREOF, the Corporate Taxpayer, OpCo, the TRA Party Representative, and each TRA Party set forth below have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

SIGNIFY HEALTH, INC.

By:
Name:
Title:

OPCO:

CURE TOPCO, LLC

By:
Name:
Title:

TRA PARTIES:

Exhibit A

Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of                    , by and among Signify Health, Inc., a Delaware corporation (the “Corporate Taxpayer”),                                         (“Transferor”) and                                         (“Permitted Transferee”).

WHEREAS, the Transferor is entitled to                    of payments under the Tax Receivable (such Transferor’s Sharing Percentage (as defined in the Tax Receivable Agreement)) and on                                         , Permitted Transferee shall acquire                    percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.02(b) of the Tax Receivable Agreement, dated as of [    ], 2021, by and among the Corporate Taxpayer and each TRA Party (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement and agrees to be bound by Section 7.12 of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

SIGNIFY HEALTH, INC.

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: